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                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



  We consent to the references to our firm in the Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports each dated October 10, 1995 on the financial statements and financial highlights of the Academy Value Fund and the Trent Equity Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 1995 Annual Reports to Shareholders which are incorporated by reference into the Statements of Additional Information.


COOPERS AND LYBRAND, LLP


Los Angeles, CA
December 27, 1995